Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES EXPANDED BANK CREDIT FACILITY

Newport Beach, CA – June 18, 2013 – American Vanguard Corporation (NYSE:AVD) today announced that its wholly owned subsidiary, Amvac Chemical Corporation, as borrower, and affiliates (including American Vanguard), as borrowers/guarantors, have entered into an amended and restated credit facility which will serve to support the global growth of its businesses. The lending group for the new facility is led by Bank of the West, and includes BMO Harris Bank, N.A., Wells Fargo Bank, N.A., Union Bank, N.A., Agstar Financial Services, PCA, and Greenstone Farm Credit Services, ACA, FLCA. The new facility has a five-year term and consists of both a $200 million revolving credit line and a $100 million accordion feature. This replaces the Company’s previous credit facility which initially consisted of term commitments of $62 million, a revolving line of credit of $75 million and an accordion feature of $50 million. Further, among other things, the new facility includes $50 million in borrowing capacity to the Company’s Dutch subsidiaries and permits the repurchase of American Vanguard common stock in amounts not to exceed $20 million per year or $50 million in the aggregate over the five-year term. The new facility also includes more flexibility regarding capital spending, greater capacity to make strategic investments, simplification in reporting requirements and lower overall borrowing rates.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased to announce this improved and expanded bank credit facility. We especially appreciate Bank of the West and the entire lending group, who have worked diligently with the Company to put together this new agreement. Our relationship with our senior lenders goes back many years. They have supported us through many business cycles, and this new deal is a testament to our long-standing, close-working relationship. The new facility gives us greater flexibility to pursue the strategic direction that we have charted for the next five years. Further, it will facilitate the growth of our crop protection and pest control businesses by allowing us to acquire additional products, develop new technologies, to support our operations and to further expand internationally.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

Contact Information:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com